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                     October 17, 2023

       Vance Chang
       Chief Financial Officer
       Dine Brands Global, Inc.
       450 North Brand Boulevard
       Glendale, CA 91203

                                                        Re: Dine Brands Global,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-15283

       Dear Vance Chang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services